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                                                                     EXHIBIT 4.4
                         PARAVANT COMPUTER SYSTEMS, INC.

                        Incentive Stock Option Agreement


Agreement made this ___________________________day of ______________, between
PARAVANT COMPUTER SYSTEMS, INC., a Corporation (the "Company" or "PCS") and _____________________, an employee (or independent director) of the Company residing at ____________________________________________________________________
________________________ (the "Employee" or "Director").

     NOW THEREFORE in consideration of the premises, it is agreed by and between the parties hereto as follows:

     1. Grant of Option

        The Company hereby grants the Employee (Director) the right, privilege and Option to purchase up to _____________ of its shares of Common Stock, par value $________ per share, at an exercise price of $_________ per share in the manner and subject to the conditions provided herein and in its Incentive Stock Option Plan (the "Plan").

     2. Times of Exercise

        The Option covered by this Agreement may be exercised by the Employee
(Director) from ___________, until _____________,       in whole or in part or
until its expiration or termination as provided herein or in the Plan. In the case of an Employee, the option vests and may only be exercisable at a rate no greater than 33 1/3% each continuous year in which the Employ is employed on a full-time basis by the Company. (In the case of an independent Director, the option vests and may only be exercisable after one full year's membership on PCS's Board of Directors.)

     3. Method of Exercise

        The Option shall be exercised by delivering a written notice to a member of the Stock Option Committee at the Company's principal offices, accompanied by the Employee's (Director's) personal check in the appropriate amount for payment of the exercise price for the number of shares of Common Stock of PCS, specified to be purchased. The written notice shall indicate such number of shares to be purchased and the total exercise price applicable thereto. The Company shall, within 30 days of receiving such notice and the Employee's (Director's) check covering the exercise price, deliver a stock certificate(s). The date of delivery of such stock certificate(s) may be extended by mutual agreement of the Company and the Employee (Director) or due to any law or regulation which may require the Company to take action with respect to the shares covered by such notice prior to issuance thereof.

     4. Termination of Option



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        Except as otherwise stated herein, the Option, to the extent that it has not been exercised, shall terminate upon the occurrence of any of the following events:

        (A) Within 5 days after the Employee (Director) voluntarily terminates his employment with the Company but only to the extent that such Option has become exercisable as of the date of termination of such Employee (Director);

        (B) Within 30 days if such employment was terminated on a non-voluntary basis other than death but only to the extent that such Option has become exercisable as of the date of termination of such Employee (Director);

        (C) Within one year after the Employee's (Director's) death by his or her executor, administrator or personal representative but only to the extent that such Option has become exercisable as of the date of death of such employee; or

        (D) _____________________________, ________________ (representing the expiration of ten years from the grant of this option).

        Questions, including but not limited to such voluntary or non-voluntary termination, the disability of Employee and related treatment hereunder shall be determined by the Stock Option Committee

     5. Reclassification, Consolidation or Merger

        This Option is subject to certain anti-dilution provisions set forth in the Plan.

     6. Rights Prior to Exercise of Option

        This Option is non-assignable and non-transferable by the Employee, except in the event of his or her death as specified in the Plan and during the Employee's (Director's) lifetime is exercisable only by him or her. The Employee (Director) shall have no rights as a stockholder of the Company merely because he or she has been granted this Option. Such rights only accrue upon exercise of the Option, in whole or in part, payment of the appropriate exercise price, and issuance and delivery of the underlying shares as provided in this Agreement.

     7. Restrictions on Dispositions

In order to realize the tax benefits allowed under Section 424(a) of the Internal Revenue Code of 1954, as amended, regarding any gains derived from the sale of the shares underlying this Option, no disposition of such shares may be made by the Employee (Director) within two (2) years from the date of the granting of this option or within one (1) year after the transfer of such shares to the Employee (Director) and the Employee (Director) must remain in the employ of the Company from the time the Option is granted until three (3)



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months before its exercise and in the case of his or her disability twelve (12)
months before its exercise.

        All shares acquired by the Employee (Director) shall be deemed restricted securities as that term is defined under the Securities Act of 1933, as amended (the "Act"), and may not be sold or transferred unless certain conditions are met. It is understood that the shares so acquired hereunder are to be purchased for investment only and not with a view to, or for, sale in connection with any public offering or distribution. The stock certificates representing such shares shall contain a legend delineating all the restrictions to which such shares are subject.

     8. Plan and Its Amendment

        This Option has been granted pursuant to the Plan, adopted by the Company's Board of Directors and its shareholders, and the Board of Directors has reserved the right to amend or discontinue the Plan at any time as long as such action does not impair this Option or any rights thereunder.

     9. Binding Effect

        This Agreement shall inure to the benefit of an be binding upon the parties hereto and their respective heirs, executors, administrators and assigns. The laws of the State of Florida shall govern the interpretation and enforceability of this Agreement.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed on the day and year first above written.

                                               PARAVANT COMPUTER SYSTEMS, INC.

                                               BY:______________________________
                                                  Richard P. McNeight
                                                  President

AGREED AND ACCEPTED BY:

___________________________________
            Employee
           (Director)



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